AS FILED WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 5, 2005

REGISTRATION NO.  333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SOUTHSIDE BANCSHARES, INC.
(Exact name of registrant as specified in its charter)

Texas	75-1848732
(State or other jurisdiction of incorporation	(I. R. S. Employer Identification No.)
or organization)

1201 South Beckham
Tyler, Texas 75701
(903) 531-7111

(Address, including zip code, and
telephone number, including area code, of
registrant’s principal executive offices)

Southside Bancshares, Inc. Dividend Reinvestment Plan

(Full Title of the Plan)

Sam Dawson
President
1201 South Beckham
Tyler, Texas 75701
(903) 531-7111
(Name, address, including zip code, and
telephone number, including area code,
of registrant’s agent for service)

Copies to:
Michael G. Keeley, Esq.
Jenkens & Gilchrist,
A Professional Corporation
1445 Ross Avenue, Suite 3700
Dallas, Texas  75202
(214) 855-4500

Approximate Date of Commencement of Proposed sale to the Public:  From time to time after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box ☒

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reimbursement plans, check the following box  ☐

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF SECURITIES REGISTERED	AMOUNT TO BE REGISTERED (1)	PROPOSED MAXIMUM OFFERING PRICE PER SECURITY (2)	PROPOSED MAXIMUM AGGREGATE OFFERING PRICE (2)	AMOUNT OF REGISTRATION FEE

Common Stock, $1.25 par value per share	400,000	$20.34	$8,136,000	$870.55

(1)  In accordance with Rule 416 of the Securities Act of 1933, as amended, this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and based upon the average of the high and low prices for the Common Stock on the NASDAQ National Market on November 29, 2005 (i.e., as of a date within five business days prior to filing).

PROSPECTUS

SOUTHSIDE BANCSHARES, INC.

Dividend Reinvestment Plan

400,000 Shares of Common Stock

This Prospectus relates to 400,000 authorized shares of our common stock, par value $1.25 per share (“Common Stock”), offered for purchase under our Dividend Reinvestment Plan (the “Plan”).  Shareholders who elect to participate in the Plan (“Participants”) will be able to reinvest their cash dividends in shares of our Common Stock at the market value determined as provided in the Plan.  Our Transfer Agent will use dividend payments for the accounts of Participants to acquire on behalf of Participants shares of our Common Stock.  This Prospectus relates to dividends reinvested on dividend payment dates subsequent to the date of this Prospectus.  It is suggested that this Prospectus be retained for future reference.

The Plan provides holders of Common Stock with a simple, convenient, and economical method of purchasing additional shares of Common Stock.  Current holders of Common Stock of record are eligible to join and become a Participant in the Plan.  The Plan offers shareholders the following Investment options:

•                  Full Dividend Reinvestment - Shareholders may automatically reinvest all cash dividends paid on all shares of Common Stock registered in their name, including subsequent cash dividends paid on shares acquired under the Plan.

•                  Partial Dividend Reinvestment - Shareholders may automatically reinvest cash dividends paid on a specified portion of shares of Common Stock registered in their name, including subsequent cash dividends paid on shares acquired under the Plan, and continue to receive cash dividends paid on the remaining shares.

Holders of Common Stock may enroll and become Participants in the Plan by completing an Authorization Form and forwarding it to our Transfer Agent at the address shown under “Description of Dividend Reinvestment Plan - Enrollment” on page 7.  No service fees or brokerage commissions will be charged to Participants for purchases.

Our Common Stock is traded on the NASDAQ National Market under the symbol “SBSI.”  On November 29, 2005, the last reported sale price of our Common Stock on NASDAQ was $20.16 per share.  You are urged to obtain current market quotations for our Common Stock.  Our principal executive offices are located at 1201 S. Beckham, Tyler, Texas 75701, and our telephone number at that address is (903) 531-7111.

INVESTING IN OUR COMMON STOCK INVOLVES RISKS.  SEE “RISK FACTORS” ON PAGE 4.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THESE SECURITIES ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY AND MAY LOSE VALUE.

The date of this prospectus is December 5, 2005.

TABLE OF CONTENTS

INCORPORATION OF DOCUMENTS BY REFERENCE

AVAILABLE INFORMATION

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

DIVIDEND PAYMENT HISTORY

THE CORPORATION

RISK FACTORS

DESCRIPTION OF DIVIDEND REINVESTMENT PLAN

DESCRIPTION OF COMMON STOCK

USE OF PROCEEDS

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE CORPORATION

EXPERTS

LEGAL MATTERS

You should rely on the information contained in this Prospectus or to which we have referred you or any other information you deem relevant in making an investment decision.  We have not authorized anyone to provide you with information that is different than the information contained or incorporated by reference in this prospectus.  This prospectus may only be used where it is legal to sell these securities.

INCORPORATION OF DOCUMENTS BY REFERENCE

The Securities and Exchange Commission (“SEC”) allows us to “incorporate” into this Prospectus information that we file with the SEC in other documents.  This means that we can disclose important information to you by referring to other documents that contain that information.  The information in the documents incorporated by reference is considered to be part of this Prospectus.  The following documents have been filed by us with the SEC (file number 000-12247) and are incorporated by reference in this Prospectus:

•                  Our Annual Report on Form 10-K for the year ended December 31, 2004;

•                  Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005; and

•                  Our Current Reports on Form 8-K filed on January 10, 2005, February 28, 2005 and November 9, 2005.

All documents we file pursuant to Sections 13(a), l3(c), 14 or l5(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Prospectus and prior to the termination of the offering shall be deemed to be incorporated by reference in this Prospectus and to be part hereof and thereof from the filing date of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

Copies, without exhibits (unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates), of the above documents will be delivered to any person to whom a Prospectus is delivered, without charge, upon written or oral request to the Corporation, Attention: Investor Relations, Post Office Box 8444, Tyler, Texas 75711 ((903) 531-7111).

AVAILABLE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC.  You may read and copy materials that we have filed with the SEC at its public reference room located at 100 F. Street, N.E., Room 1580, Washington D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.  Our SEC filings are also available to the public on the SEC’s Internet website at www.sec.gov.

This prospectus is part of a registration statement that we filed with the SEC.  The registration statement contains more information than this prospectus regarding us and our Common Stock, including certain exhibits and schedules.  You can obtain a copy of the registration statement from the SEC at the address listed above or from the SEC’s Internet site.

SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

The Prospectus, any Prospectus supplement and the documents we incorporate by reference in this Prospectus contain forward-looking statements within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended.  Forward-looking statements include those regarding our goals, beliefs, plans or current expectations and other statements regarding matters that are not historical facts.  For example, when we use words such as “project,” “believe,” “anticipate,” “plan,” “expect,” “estimate,” “intend,” “should,” “would,” “could,” or “may,” or other words that convey uncertainty of future events or outcome, we are making forward-looking statements.  Forward-looking statements are subject to significant risks and uncertainties and our actual results may differ materially from the results discussed in the forward-looking statements.  For example, certain market risk disclosures are dependent on choices about key model characteristics and assumptions and are subject to various limitations.  By their nature, certain of the market risk disclosures are only estimates and could be materially different from what actually occurs in the future.  As a result, actual income gains and losses could materially differ from those that have been estimated.  Other factors that could cause actual results to differ materially from forward-looking statements include, but are not limited to, the following:

•                  general economic conditions, either globally, nationally, in the State of Texas, or in the specific markets in which we operate;

•                  legislation or regulatory changes which adversely affect the businesses in which we are engaged;

•                  adverse changes in Government Sponsored Enterprises (the “GSE”) status or financial condition impacting the GSE guarantees or ability to pay or issued debt;

•                  economic or other disruptions caused by acts of terrorism in the United States, Europe or other areas;

•                  changes in the interest rate yield curve such as flat, inverted or steep yield curves, or changes in the interest rate environment which impact interest margins and may impact prepayments on the mortgage-backed securities portfolio;

•                  changes impacting our leverage strategy;

•                  significant increases in competition in the banking and financial services industry;

•                  changes in consumer spending, borrowing and saving habits;

•                  technological changes;

•                  our ability to increase market share and control expenses;

•                  the effect of changes in federal or state tax laws;

•                  the effect of compliance with legislation or regulatory changes;

•                  the effect of changes in accounting policies and practices;

•                  the costs and effects of unanticipated litigation; and

•                  other risks, described below in “Risk Factors” and from time to time in our other SEC filings.

We do not assume any obligation to update any of these forward-looking statements.

DIVIDEND PAYMENT HISTORY

We have declared cash dividends of $0.46 per share and paid cash dividends of $0.33 per share during the current fiscal year to date. We have declared and paid cash dividends of $0.42 and $0.36 per share during the fiscal years ended December 31, 2004 and 2003, respectively.  Future dividends will depend on our earnings, financial condition and other factors, which our Board of Directors considers to be relevant.

We cannot assure the continuation of dividend payments.  Participants should recognize and understand that we cannot assure them of a profit or protect them against a loss on the shares purchased by them under the Plan.

THE CORPORATION

We were incorporated in Texas in 1982 and serve as the bank holding company for Southside Bank (the “Bank”), headquartered in Tyler, Texas.  Tyler has a metropolitan area population of approximately 184,000 and is located approximately 90 miles east of Dallas, Texas and 90 miles west of Shreveport, Louisiana.  The Bank has the largest deposit base in the Tyler metropolitan area and is the largest bank, based on asset size, headquartered in East Texas.

At September 30, 2005, we had total assets of $1.7 billion, loans of $679.2 million, deposits of $1.0 billion, and shareholders’ equity of $105.4 million.  We had net income of $16.1 million and $13.6 million and fully diluted earnings per common share of $1.32 and $1.16 for the years ended December 31, 2004 and 2003, respectively.  We have paid a cash dividend every year since 1970.

The Bank is a community-focused financial institution that offers a full range of financial services to individuals, businesses and non-profit organizations in the communities it serves.  These services include consumer and commercial loans, deposit accounts, trust services, safe deposit services and brokerage services.

The Bank’s consumer loan services include 1-4 family residential mortgage loans, home equity loans, home improvement loans, automobile loans and other installment loans.  Commercial loan services include short-term working capital loans for inventory and accounts receivable, short and medium-term loans for equipment or other business capital expansion, commercial real estate loans and municipal loans.  The Bank also offers construction loans for 1-4 family residential and commercial real estate.

The Bank offers a variety of deposit accounts having a wide range of interest rates and terms, including savings, money market, interest and noninterest bearing checking accounts and certificates of deposit (“CDs”).  The Bank’s trust services include investment, management, administration and advisory services, primarily for individuals and, to a lesser extent, partnerships and corporations.  At December 31, 2004, the Bank’s trust department managed approximately $413 million of trust assets.  Through its 25% owned securities brokerage affiliate, BSC Securities, LLC, the Bank offers full retail investment services to its customers.

We and the Bank are subject to comprehensive regulation, examination and supervision by the Board of Governors of the Federal Reserve System (the “Federal Reserve”), the Texas Department of Banking (the “TDB”) and the Federal Deposit Insurance Corporation (the “FDIC”), and are subject to numerous laws and regulations relating to internal controls, the extension of credit, making of loans to individuals, deposits, and all facets of operations.

Our administrative offices are located at 1201 S. Beckham Avenue, Tyler, Texas 75701, and our telephone number is 903-531-7111.  Our website can be found at www.southside.com.

Our primary source of income is dividends received from the Bank.  Dividend payments are, among other things, based on bank earnings, deposit growth and capital position in compliance with regulatory guidelines.  Management presently anticipates that future increases in the capital of the Bank will be accomplished through earnings retention or capital injection, although there is no assurance of any future increases.

RISK FACTORS

You should consider carefully the following risks, in addition to all of the other information included or incorporated by reference in this Prospectus, including in the section entitled “Special Note Regarding Forward-Looking Information,” before deciding whether to purchase the Common Stock offered hereby.

If we are unable to successfully execute our leverage strategy, our business may be adversely affected.

In May 1998, we implemented a leverage strategy in an attempt to enhance profitability while maintaining acceptable levels of credit, interest rate and liquidity risk.  Our leverage strategy consists of borrowing long and short-term funds from the Federal Home Loan Bank and investing the funds primarily in mortgage-backed securities and, to a lesser extent, long-term municipal securities.  Our failure to execute successfully this strategy could adversely affect our financial performance.  Our leverage strategy and our ability to successfully execute it are subject to the following risks:

•                  We fund our leverage strategy primarily through funds borrowed from the Federal Home Loan Bank.  These funds are more costly than most funds received from deposits.  We invest a substantial portion of our assets in a securities portfolio consisting mainly of mortgage-backed and municipal securities.  The yield on our securities portfolio is lower than interest earned on our loan portfolio.  As a result, these investments have reduced our interest rate spreads and margins.  Although we believe that the impact of lower operating expenses and reduced credit and interest rate risk associated with these investments has exceeded the impact of spread and margin reductions, we cannot be sure whether this situation will continue.

•                  The size and composition of our securities portfolio has increased in connection with the implementation of our leverage strategy.  This size and complexity has substantially increased our sensitivity to market risk and requires a significantly higher degree of continuous management.  Our failure to effectively manage the size and composition of our securities portfolio could have an adverse affect on our financial condition.

Our profitability is vulnerable to interest rate fluctuations.

Our profitability is dependent to a large extent on our net interest income, which is the difference between our interest income on interest-earning assets, such as loans and investment securities, and our interest expense on interest-bearing liabilities, such as deposits and borrowings.  We expect that we will periodically experience “gaps” in the interest rate sensitivities of our assets and liabilities, meaning that either our interest-bearing liabilities will be more sensitive to changes in market interest rates than our interest-earning assets, or vice versa.  In either event, if market interest rates move contrary to our position, our earnings may be negatively affected.

We cannot predict fluctuations of interest rates, which are affected by, among other factors, changes in inflation rates, levels of business activity, unemployment levels, monetary and fiscal policies of the United States and its agencies, particularly the Federal Reserve, money supply and domestic and foreign financial markets.

Our decisions regarding credit risk could be inaccurate and our allowance for loan losses may be inadequate, which could materially and adversely affect our business, financial condition, results of operations and future prospects.

Our loan portfolio and investments in securities subject us to credit risk. Inherent risks in lending also include the inability to compete with other lenders, lack of control over fluctuations in interest rates and collateral values, principally real estate, and economic downturns.  Making loans is an essential element of our business, and there is a risk that our loans will not be repaid.  The risk of nonpayment is affected by a number of factors, including:

•                  the duration of the loan;

•                  credit risks of a particular borrower;

•                  changes in economic or industry conditions; and

•                  in the case of a collateralized loan, risks resulting from uncertainties about the future value of the collateral.

We attempt to maintain an appropriate allowance for loan losses to provide for losses inherent in our loan portfolio.  During 2004, we recorded a provision for loan losses of $925,000 based on our overall evaluation of the risks of our loan portfolio.  As of September 30, 2005, our allowance for loan losses totaled $7.0 million, which represented approximately 1.0% of our total loans.

There is no precise method of predicting loan losses, and therefore, we always face the risk that charge-offs in future periods will exceed our allowance for loan losses and that additional increases in the allowance for loan losses will be required.  Such increases could be the result of various factors, including changes in the value of collateral securing our loans or additional reserves required by regulators.  Additions to our allowance for loan losses will result in a decrease in our net earnings and capital and could hinder our ability to grow our assets.

The loss of our key personnel could adversely affect our operations.

Our success and the success of the Bank depends on the services of our employees.  In particular, our growth and development and the management of our leverage strategy depends primarily on the continuing efforts of the following officers: B. G. Hartley, Sam Dawson, Jeryl Story, and Lee Gibson.  Our business may be adversely affected if the services of these officers or any of our other key personnel become unavailable to us.  While we have obtained a key person life insurance policy on the lives of the above-mentioned officers, amounts payable under these policies may not be sufficient to offset the loss of their services.

Our business may be adversely affected by the highly regulated environment in which we operate.

We are subject to extensive federal and state regulation and supervision.  Recently enacted, proposed and future legislation and regulations have had, will continue to have or may have significant impact on our business.

Changes in regulation or government policies could increase our costs of doing business and could adversely affect our operations.  The Bank is a member of the Federal Home Loan Bank of Dallas.  The Bank is subject to certain limited regulation by the Federal Reserve.  As the holding company of the Bank, we are also subject to regulation and oversight by the Federal Reserve.  This regulation and supervision governs our activities and is intended primarily for the protection of the Federal Deposit Insurance Corporation insurance funds and depositors.  Regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities and regulations have been implemented which have increased capital requirements, increased insurance premiums and resulted in increased administrative, professional and compensation expenses.  Any change in the regulatory structure or the applicable statutes or regulations could have a material adverse impact on us and our operations.  Additional legislation and regulations may be enacted or adopted in the future which could significantly affect the powers, authority and operations of our competitors, which in turn could have a material adverse effect on our operations.

Competition from other financial intermediaries may adversely affect our profitability.

We face substantial competition in originating loans and in attracting deposits.  The competition in originating loans comes principally from other U.S. banks, mortgage banking companies, consumer finance companies, credit unions, insurance companies and other institutional lenders and purchasers of loans.  A number of institutions with which we compete have significantly greater assets, capital and other resources.  Increased competition could require us to increase the rates we pay on deposits or lower the rates we offer on loans, which could adversely affect our profitability.  This competition may also limit our future growth and earnings prospects.

An economic downturn or a natural disaster, especially one affecting our market areas, could adversely affect our business, financial condition, results of operations and future prospects.

Our operations are conducted primarily in Smith, Gregg, Cherokee, and Henderson counties and surrounding counties in East Texas.  Substantially all of our real estate loans are collateralized by properties located primarily in East Texas, and substantially all of our loans, with the exception of our municipal loans, are made to borrowers who live in and conduct business in East Texas.  A weakening of the East Texas real estate market or the local or national economy could result in an increase in the number of borrowers who default on their loans and a reduction in the value of the collateral securing the loans, which in turn could have a material adverse effect on us and our operations.

New or acquired branch facilities and other facilities may not be profitable.

We may not be able to correctly identify profitable locations for new branches and the costs to start up new branch facilities or to acquire existing branches, and the additional costs to operate these facilities, may increase our noninterest expense and decrease earnings in the short term. If other banks or branches of other banks become available for sale, we may acquire them. It may be difficult to adequately and profitably manage our growth through the establishment of these branches. In addition, we can provide no assurance that these branch sites will successfully attract enough deposits to offset the expenses of operating these branch sites. Any new or acquired branches will be subject to regulatory approval, and there can be no assurance that we will succeed in securing such approvals.

Our securities are not FDIC insured.

Our common stock is not a savings or deposit account or other obligation of the bank, and is not insured by the Federal Deposit Insurance Corporation or any other governmental agency and is subject to investment risk, including the possible loss of principal.

DESCRIPTION OF DIVIDEND REINVESTMENT PLAN

This section of the prospectus summarizes the material terms and conditions of the Southside Bancshares, Inc. Dividend Reinvestment Plan. The following summary is qualified entirely by reference to the complete text of the terms and conditions of the Plan, which are attached to the accompanying Authorization Form and are incorporated into this prospectus by reference.  We encourage you to read the Terms and Conditions of the Plan in their entirety.

Purpose - The Plan provides holders of our Common Stock who elect to participate in the Plan with a convenient method of reinvesting their cash dividends to purchase additional shares of Common Stock.

Participation - All holders of record of shares of Common Stock are eligible to participate in the Plan.  In order to participate in the Plan, a beneficial owner of shares of Common Stock registered in a name other than his own must become a holder of record of shares by having shares transferred into his name or make arrangements with the record holder to participate in the Plan on his behalf.  Participants must maintain their status as shareholders of record to participate directly in the Plan.  Disposal of all of a Participant’s shares of Common Stock will constitute an automatic termination of participation in the Plan.

Enrollment - Holders of record of Common Stock may enroll in the Plan at any time by signing and returning the enclosed Authorization Form to the Transfer Agent:

Computershare Trust Company, Inc., Transfer Agent

350 Indiana Street, Suite 800

Golden, Colorado  80401

If a shareholder’s Authorization Form is received by our transfer agent, Computershare Trust Company, Inc. (the “Transfer Agent”), prior to the close of business on the record date for payment of a cash dividend, reinvestment of the Participant’s dividends with respect to the designated portion of shares of Common Stock will begin with that dividend payment.  If, however, a shareholder’s Authorization Form is received by the Transfer Agent after the close of business on the record date for payment of a cash dividend, that shareholder’s dividend will be paid in cash and participation in the Plan will begin with the next cash dividend payment.  For example, if our Board authorizes the payment of a dividend on December 16 to holders of our Common Stock on December 1, you would need to submit your Authorization Form to the Transfer Agent prior to the close of business on December 1, the record date for a dividend payment.  If the Transfer Agent received your Authorization Form prior to the close of business on the record date, you would be enrolled in the Plan for that dividend.  If, however, the Transfer Agent received your Authorization Form after the close of business on the record date, then the first dividend reinvestment under the Plan that you would participate in would be the next dividend payment date occurring after December 16.  After enrollment, all future cash dividends, as designated on the Authorization Form, will be automatically reinvested until the earlier of (i) receipt by the Transfer Agent of written notice of termination from you, (ii) you ceasing to be a shareholder of record, or

(iii) suspension or termination of the Plan by the Corporation.  During participation in the Plan, a Participant’s dividends will be reinvested according to the directions given to the Transfer Agent on the Authorization Form.

The Authorization Form directs the Transfer Agent to reinvest all of the Participant’s cash dividends, including dividends received on shares acquired by the Participant under the Plan, in shares of Common Stock, unless otherwise specified.  The Participant, however, has the option to designate on the Authorization Form that the Transfer Agent reinvest only those cash dividends declared on a portion of the shares of Common Stock registered in his name.  If the latter option is chosen, the dividends declared on the remaining shares will continue to be paid in cash.  A Participant may change his investment option at any time by signing a new Authorization Form and returning it to the Transfer Agent.

Administration - The Transfer Agent administers the Plan for Participants.  The Transfer Agent, upon reinvestment of dividends for the Participant, will issue fractional shares which will increase the accuracy of our shareholder accounting and provide a cost savings to the Corporation.  The Transfer Agent will forward a quarterly stock ownership statement representing the shares purchased with the cash dividend to the Participant as soon as is practicable.  Those participants desiring stock certificates may request issuance of any full shares at any time after the reinvestment procedure is complete.  However, a reasonable service charge may be assessed at the time of a Participant’s withdrawal from the Plan or at any time a share certificate is requested by a Participant.

Purchases and Purchase Price - Shares of Common Stock will be purchased for dividend reinvestment under the Plan on the date that the cash dividend payment on shares of the Common Stock is made (the “Investment Date”).  In the past, cash dividends on the Common Stock have been paid quarterly.  Shares of Common Stock will be acquired from the authorized but unissued shares of Common Stock of the Corporation.  Participants become record owners of shares purchased under the Plan as of the Investment Date.

The purchase price of shares of Common Stock purchased with reinvested cash dividends will be the market price of such shares on the Investment Date, or if not traded that day, the previous day a trade occurred.  The market price for the Common Stock will be based on the weighted average purchase price of all shares of Common Stock, to the extent known to us, traded on the applicable Investment Date, and if no shares were traded on that day, the weighted average purchase price of all shares of Common Stock on the previous day a trade occurred.  The common stock is traded on the NASDAQ National Market under the symbol “SBSI.”

The number of shares of Common Stock to be purchased on behalf of a Participant depends on the amount of the Participant’s dividend and the market price of the shares on the Investment Date.  Each Participant will be credited with the number of shares, including fractional shares rounded to three decimals, equal to the total amount of his cash dividend divided by the purchase price of the shares acquired on the Investment Date.  Quarterly statements will be provided on the book entry purchases.

Participants in the Plan will be responsible for the entire tax liability associated with the payment of the dividends on the Common Stock despite their participation in the Plan.  Please see “Federal Income Tax Consequences” below.

Delivery of Shares - Through our Transfer Agent, we will issue quarterly statements representing book entry shares to the Participants in the Plan representing the number of shares, including fractional shares rounded to three decimals, purchased under the Plan on their behalf.

Withdrawal and Termination - A Participant may terminate participation in the Plan by submitting a written notice addressed to the Transfer Agent at the address set forth under “Description of Dividend Reinvestment Plan – Enrollment.”

If the notice of termination is received by the Transfer Agent prior to the close of business on dividend record date, the amount of the cash dividend which would otherwise have been invested on the next Investment Date, and all subsequent dividends, will be paid in cash. If the notice of termination is received by the Transfer Agent after close of business on the dividend record date, the amount of the cash dividend to be invested on the next Investment Date will be so invested, but all subsequent dividends will be paid to the Participant in cash. A shareholder may reenroll in the Plan at any time by submitting a new Authorization Form to the Transfer Agent.

If a Participant sells all shares of Common Stock registered in his name, the Transfer Agent will terminate his participation in the Plan as of the date that the final dividend on such shares is paid to the Participant.  The transferee of the Participant’s shares must submit a new Authorization Form to the Transfer Agent and request Plan enrollment to participate in the Plan.

If a Participant who is reinvesting the cash dividends on part of the Common Stock registered in his name disposes of a portion of such shares, the Transfer Agent will continue to reinvest the dividends on the remainder of the shares designated by the Participant for dividend reinvestment until the Transfer Agent is otherwise notified by the Participant in writing.

Death of a Participant - On receipt by the Transfer Agent of proper notice of death or incompetency of a Participant, together with any other form or documentation as may be properly required by the Transfer Agent, such Participant’s participation in the Plan can be terminated in the same manner as that of a Participant who withdraws from the Plan.

Cost - The purchase of Common Stock under the Plan is available to Participants without the payment of brokerage commissions or administrative costs of the Plan. However, should the Participant sell any of the shares acquired under the Plan through a broker or dealer, the Participant will be responsible for payment of any applicable brokerage fees, transfer taxes, and similar charges.

Stock Splits and Stock Dividends - In the event of a stock split or a stock dividend, the Participant will be issued additional shares of Common Stock as the result of the split or the dividend on the total shares acquired by the Participant under the Plan.

Shareholder Voting – We will distribute to each Participant proxy material that will enable him to vote all the Common Stock registered in the Participant’s name in connection with each meeting of shareholders.  This will include those shares issued to the Participant under the Plan.

Reports - Each Participant in the Plan will receive a 1099-DIV form reporting the total dividend paid.  The 1099’s are the Participant’s continuing record of the cost of his purchases and should be retained for tax purposes. In addition, Participants will receive this Prospectus as well as copies of all reports sent to the holders of shares of Common Stock.

Responsibility of the Corporation and Transfer Agent - Neither we nor the Transfer Agent shall be liable for any act done in good faith or for any good faith omission to act when done or omitted in accordance with the terms and conditions of the Plan including, without limitation, any claim of liability arising out of a failure to terminate a Participant’s participation in the Plan upon such Participant’s death prior to receipt of written notice of such death. In addition, neither we nor the Transfer Agent shall be liable with respect to the prices at which the shares are purchased on behalf of a Participant or the times when such purchases are made or with respect to any fluctuation in the market value of the Common Stock before or after purchases.

Suspension, Modification or Termination of the Plan – We may, in our sole discretion, terminate a Participant’s individual participation in the Plan. We may also for any reason terminate, suspend or modify the Plan or any provisions of the Plan at any time.  Participants will be notified, by written notice, of any suspension, modification or termination of the Plan or of the termination of their participation in the Plan.  All notices to Participants shall be mailed to Participants at the address furnished by Participants to the Transfer Agent.

Federal Income Tax Consequences - The following discussion is based upon information provided by the Corporation, the Internal Revenue Code of 1986, as amended and in effect on the date hereof (the “Code”), existing and proposed regulations thereunder, reports of congressional committees, judicial decisions and current administrative rulings and practices. Any of these authorities could be repealed, overruled or modified at any time after the date hereof. Any such change could be retroactive and, accordingly, could modify the tax consequences discussed herein. No ruling from the Internal Revenue Service or opinion of counsel with respect to the matters discussed herein has been requested and there is no assurance that the Internal Revenue Service or the courts would agree with the conclusions set forth in this discussion.

This discussion is for general information only and does not address the federal income tax consequences that may be relevant to particular Participants in light of their personal circumstances or to certain types of Participants (such as dealers in securities, insurance companies, foreign individuals and entities, financial institutions and tax-exempt entities) who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

A Participant who reinvests his dividends pursuant to the Plan generally will be treated as having received a taxable dividend on the relevant dividend payment date in an amount equal to the sum of the fair market value of the shares of Common Stock purchased on his behalf. In essence, a Participant will be treated, for Federal income tax purposes, as receiving a taxable dividend on each dividend payment date even though such Participant may not receive any cash with which to pay the tax on such income.

We will take the position for Federal income tax purposes that the “fair market value” of the shares will be determined in the same manner as the purchase price for shares purchased under the Plan. Please see the discussion under “Description of Dividend Reinvestment Plan - Purchases and Purchase Price” for a description of how the purchase price is determined.  We believe that this is a reasonable method to calculate the fair market value of the Common Stock.

A Participant’s tax basis for the shares of Common Stock purchased with reinvested dividends generally will be equal to the amount treated as a taxable dividend (measured by the fair market value of the shares of Common Stock purchased on his behalf). This basis would be relevant to a Participant upon the subsequent disposition of the shares received pursuant to the Plan. Gain or loss equal to the difference between the amount realized on the disposition and the tax basis in the shares sold would be realized by the Participant when the shares received pursuant to the Plan are sold or otherwise disposed of. Such gain or loss generally would be capital in character if such shares were a capital asset in the hands of the Participant. A Participant’s holding period for shares obtained pursuant to the Plan will begin on the day that the shares are purchased.

The Jobs and Growth Tax Relief Reconciliation Act of 2003, or the Tax Relief Act, enacted on May 28, 2003, reduced the maximum rate of tax imposed on most dividends received by individuals from the higher marginal income tax rates to 15 percent (5 percent for individuals in the lower tax brackets to 0 percent for these taxpayers in 2008).  This provision applies to dividends received in taxable years beginning after December 31, 2002 and before January 1, 2009.  In order to be eligible for the reduced rate described above, an individual stockholder must own our Common Stock for more than 60 days during the 120-day period beginning 60 days before the ex-dividend date.

The dividend income received by a corporate shareholder generally will be eligible for a 70 percent (70%) corporate dividends-received-deduction under current federal tax laws unless the dividends are qualifying dividends from certain 80%-owned subsidiaries or dividends from certain 20%-owned subsidiaries.  Corporate shareholders should be aware that the availability of the dividends-received-deduction is limited under various special rules and that special rules also apply with respect to extraordinary dividends (as defined in section 1059 of the Code). For further information on eligibility for the dividends-received-deduction and extraordinary dividends, corporate Participants should consult with their own tax advisors.

In the case of a foreign Participant whose dividends are subject to the withholding of U.S. income taxes or to any Participant subject to backup withholding, the tax required to be withheld will be deducted from each dividend payment before it is reinvested in the Common Stock. Thus, only the net amount of the dividend payment available after such withholding would be available to be reinvested under the Plan.

A Participant’s (including a foreign shareholder) dividends that are subject to United States income tax withholding will have the amount of the tax to be withheld deducted from those dividends before reinvestment in additional shares for that Participant’s plan account.  We will report to Participants and to the Internal Revenue Service information sufficient to apprise each of them of the amounts that would constitute dividend or other income as described herein and the amount of any amounts withheld.

PARTICIPANTS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OR PARTICIPATION IN THE PLAN, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

DESCRIPTION OF COMMON STOCK

Our authorized capital presently consists of 20,000,000 shares of the Common Stock, of which 11,520,570 shares were outstanding at September 30, 2005 and an additional 1,718,737 shares were held as treasury stock at September 30, 2005.  Each holder of shares of the Common Stock is entitled to one vote for each share held on all questions submitted to holders of shares of Common Stock.  Holders of Common Stock do not have cumulative voting rights at elections of directors, and the holders of the Common Stock have no preemptive or conversion rights.  Upon issuance and sale of the shares offered hereby in accordance with the terms of the Plan, such shares will be fully paid and nonassessable.  In the event of any liquidation, dissolution or winding-up of the Corporation, holders of Common Stock are entitled to share ratably in the assets of the Corporation remaining after provision for payment of creditors.

Our articles of incorporation provide for the election of directors to three classes, as nearly equal in number as possible, to hold office for staggered terms.  Directors elected to each class shall hold office until the expiration of the term applicable to the class of directorship to which the respective director is elected and until their successors are elected and qualified, or they shall hold office until death or retirement or until resignation or removal in the manner provided in our bylaws.  This helps ensure the continuity of the Board of Directors and effectively makes it more difficult for potential acquirers of the Corporation to acquire control of the Corporation through control of the Board of Directors.

USE OF PROCEEDS

We cannot determine the number of shares of Common Stock that will be sold under the Plan or the prices at which such shares will be sold.  We intend to use proceeds from the sale of the Common Stock for general corporate purposes, including advances to or investments in our Bank.  We are unable to estimate the amount of the proceeds that will be devoted to any specific purpose.

INDEMNIFICATION OF DIRECTORS AND OFFICERS OF THE CORPORATION

Article 2.02-1 of the Texas Business Corporation Act empowers a Texas corporation, including the Corporation, to indemnify its directors, officers, employees and agents against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses under certain circumstances.

Sections 6.01-6.03 of the Bylaws of Southside Bancshares, Inc. (the “Corporation”) provide that the Corporation shall indemnify any director or officer or former director or officer of the Corporation, or any person who may have served at its request as a director or officer or former director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, for expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding, whether civil or criminal, in which he is made a party by reason of being or having been such director or officer, except as to matters as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty. In addition, such Bylaws provide that the Corporation shall reimburse any such director or officer, or former director or officer or any such person serving or formerly serving in the capacities set forth above at the request of the Corporation for the reasonable cost of settlement of any such action, suit or proceeding, if a majority of the directors not involved in the matter in controversy, whether or not a quorum, determine that it is in the best interests of the Corporation that such settlement be made and that such person was not guilty of negligence or misconduct in the performance of duty. The Corporation may pay in advance any expenses which may become subject to indemnification if the Board of Directors authorizes the specific payment, and if the person receiving the payment undertakes in writing to repay the amounts unless it is ultimately determined that he is entitled to indemnification by the Corporation. Finally, such Bylaws provide that the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability as above provided or as provided by the laws of the State of Texas. The Corporation currently maintains insurance policies which insure its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and other persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2004 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the shares of Common Stock offered hereby has been passed upon for us by Jenkens & Gilchrist, a Professional Corporation, Dallas, Texas 75202.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

The estimated expenses to be included in connection with the issuance and distribution of the securities covered by this Registration Statement, all of which will be paid by the Registrant, are as follows:

Filing fee - Securities and Exchange Commission	$870.55
Auditor’s fees and expenses	$3,500.00	*
Legal fees and expenses	$10,000.00	*
Miscellaneous	$5,000.00	*
Total	$19,370.55

* Estimated

Item 15.  Indemnification of Directors and Officers.

Article 2.02-1 of the Texas Business Corporation Act empowers a Texas corporation, including the undersigned Registrant, to indemnify its directors, officers, employees and agents against judgments, penalties (including excise and similar taxes), fines, settlements and reasonable expenses under certain circumstances.

Sections 6.01-6.03 of the Bylaws of the Registrant provide that the Registrant shall indemnify any director or officer or former director or officer of the Registrant or any person who may have served at its request as a director or officer or former director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, for expenses actually and necessarily incurred by him in connection with the defense of any action, suit or proceeding, whether civil or criminal, in which he is made a party by reason of being or having been such director or officer, except as to matters as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty. In addition, such Bylaws provide that the Registrant shall reimburse any such director or officer, or former director or officer or any such person serving or formerly serving in the capacities set forth above at the request of the Registrant for the reasonable cost of settlement of any such action, suit or proceeding, if a majority of the directors not involved in the matter in controversy, whether or not a quorum, determine that it is in the best interests of the Registrant that such settlement be made and that such person was not guilty of negligence or misconduct in the performance of duty. The Registrant may pay in advance any expenses, which may become subject to indemnification if the Board of Directors authorizes the specific payment, and if the person receiving the payment undertakes in writing to repay the amounts unless it is ultimately determined that he is entitled to indemnification by the Registrant. Finally, such Bylaws provide that the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity or arising out of his status as such, whether or not the Registrant would have the power to indemnify him against such liability as above provided or as provided by the laws of the State of Texas.

In addition, the Registrant maintains insurance policies, which insures its officers and directors against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Item 16.  Exhibits.

A list of exhibits included as part of this Registration Statement is set forth in the Exhibit Index which immediately precedes such exhibits and is incorporated herein by reference.

Item 17.  Undertakings.

(a)           The undersigned Registrant hereby undertakes:

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that subsections (i), (ii) and (iii) of this section do not apply if the information required to be included in a post-effective amendment by those subsections is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

That, for the purpose of determining any liability under the Security Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)          The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)          Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Tyler and the State of Texas on the 5th day of December 2005.

SOUTHSIDE BANCSHARES, INC.

(Registrant)

By:	/s/ Lee R. Gibson
Lee R. Gibson,
Executive Vice President
and Chief Financial Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, jointly and severally, B.G. Hartley and Lee R. Gibson, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to sign any registration statement for the same offering covered by this registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, and granting unto each of said attorneys-in-fact and agents, and substitute or substitutes, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and hereby ratifying and confirming all things that each of said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute an instrument.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature		Title	Date

/s/	B. G. HARTLEY	Chairman of the Board, Chief	December 5, 2005
	(B. G. Hartley)	Executive Officer and Director

/s/	ROBBIE N. EDMONSON	Vice Chairman of the Board	December 5, 2005
	(Robbie N. Edmonson)	and Director

/s/	SAM DAWSON	President, Secretary	December 5, 2005
	(Sam Dawson)	and Director

/s/	LEE R. GIBSON	Executive Vice President and	December 5, 2005
	(Lee R. Gibson)	Chief Financial Officer

/s/	FRED E. BOSWORTH	Director	December 5, 2005
(Fred E. Bosworth)

/s/	HERBERT C. BUIE	Director	December 5, 2005
(Herbert C. Buie)

/s/	ALTON CADE	Director	December 5, 2005
(Alton Cade)

/s/	MICHAEL D. GOLLOB	Director	December 5, 2005
(Michael D. Gollob)

/s/	MELVIN B. LOVELADY	Director	December 5, 2005
(Melvin B. Lovelady)

/s/	JOE NORTON	Director	December 5, 2005
(Joe Norton)

/s/	PAUL W. POWELL	Director	December 5, 2005
(Paul W. Powell)

/s/	WILLIAM SHEEHY	Director	December 5, 2005
(William Sheehy)

INDEX TO EXHIBITS

The following is a list of all exhibits filed as a part of this Registration Statement on Form S-3, including those incorporated herein by reference.

Exhibit No.	Description

5	Opinion of Jenkens & Gilchrist, a Professional Corporation

23(a)	Consent of PricewaterhouseCoopers, LLP

23(b)	Consent of Jenkens & Gilchrist, a Professional Corporation (included in the opinion referred to in Exhibit 5 above)

24	Power of Attorney, contained on the signature pages hereto

99	Specimen Authorization Form and Terms and Conditions